SECURITIES PURCHASE AGREEMENT


                                   dated as of
                                November 24, 2003


                                      among


                                UCAP INCORPORATED
                                (the "Company"),


                                       and


                           THE PURCHASERS NAMED HEREIN
                               (the "Purchasers")

                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT (the "AGREEMENT") dated as of November 24, 2003, among UCAP INCORPORATED, a Colorado corporation (the "COMPANY"), and the Purchasers listed on SCHEDULE I (collectively, the "PURCHASERS").

         The Company desires to raise an initial sum of Two Million One Hundred Thousand Dollars ($2,100,000) in equity financing and an additional investment of Three Million Dollars ($3,000,000) in equity financing, and the Purchasers are willing to purchase shares of the Company's common stock in connection therewith, all on the terms and subject to the conditions set forth herein.

         ACCORDINGLY, in consideration of the foregoing and the covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto hereby agree as follows:

                                   ARTICLE I:

                      DEFINED TERMS; RULES OF CONSTRUCTION

1.1 DEFINED TERMS. Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them below or in the other locations of this Agreement specified below:

                  "AFFILIATE," as applied to any specified Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person. For purposes of the foregoing, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" shall have meanings correlative to the foregoing. In the case of a Person who is an individual, the term "Affiliate" shall include, with respect to such specified Person, (i) members of such specified Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act), and
(ii) trusts, the trustee or the beneficiaries of which are such specified Person or members of such Person's immediate family as determined in accordance with the foregoing clause (i). Notwithstanding the foregoing, the Purchasers and their respective Affiliates shall not be deemed Affiliates of the Company for purposes of this Agreement. In addition to the foregoing, any Person meeting the definition of "affiliate" set forth in Rule 405 promulgated pursuant to the Securities Act, including all executive officers and directors of the Company, shall be an "Affiliate" for purposes hereof.

                  "AUDIT"   means  any  audit,   assessment   of  Taxes,   other
examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

                  "AGREEMENT" shall have the meaning given to such term in the caption to this Agreement.

                  "APPLICABLE LAWS," with respect to any Person, means all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

                  "ARTICLES   OF   INCORPORATION"    means   the   Articles   of
Incorporation of the Company, as amended and in effect at the time in question.

                  "BOARD" means the Board of Directors of the Company.

                  "BUSINESS DAY" means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in New York, New York.

                  "BY-LAWS" means the by-laws of the Company, as amended and in effect at the time in question.

                  "CLAIM" means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other Proceeding.

                  "COMMON  STOCK" has the  meaning  ascribed  thereto in SECTION
3.2.

                  "CODE" means the Internal Revenue Code of 1986, as amended, or any similar Federal law then in force, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

                  "COMPANY" has the meaning given to it in the caption to this Agreement.

                  "COMPANY PUBLIC FILINGS" shall mean those filings made by the Company with the SEC's EDGAR database, and shall specifically include the Company's annual report on Form 10-KSB for the fiscal year ended September 30, 2002, filed with the SEC on January 15, 2003, and all reports filed thereafter.

                  "CONTRACTS" has the meaning ascribed thereto in SECTION 3.6.

                  "DOCUMENTS" means this Agreement and the other documents, agreements and certificates executed pursuant to or in connection with this Agreement.

                  "EMPLOYEE  BENEFIT PLAN" has the meaning  ascribed  thereto in
SECTION 3.15.

                  "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation of which the Company or any of its Subsidiaries, including any of their management employees, are aware, or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased, used or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "ENVIRONMENTAL LAWS" means all Applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  "EQUITY INTEREST" means with respect to the Company, any and all issued and outstanding capital stock and warrants, options or other rights to acquire capital stock .

                  "ERISA" means The Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or law thereto.

                  "ERISA AFFILIATE" has the meaning ascribed thereto in SECTION 3.15.

                  "ESCROW AGENT" means the law firm of Greenberg Traurig, LLP.

                  "FINANCIAL  STATEMENTS"  has the meaning  ascribed  thereto in
SECTION 3.7.

                  "FUNDAMENTAL DOCUMENTS" means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. The Fundamental Documents of the Company are the Certificate of Incorporation and By-Laws and any other organizational document each as amended or restated (or both) to date.

                  "GAAP" means United States generally accepted accounting principles.

                  "GOVERNMENTAL AUTHORITY" means any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

                  "LIEN" means any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in a charge against real or personal property, or security interest of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

                  "MATERIAL ADVERSE EFFECT" means (a) a material adverse effect upon the business, operations, prospects, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the other Documents.

                  "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, industrial, toxic or hazardous wastes, substances or constituents, petroleum and petroleum products (or any by-product or constituent thereof), asbestos or asbestos-containing materials or PCBs.

                  "ORDER" means any judgment, writ, decree, injunction, order, stipulation, compliance agreement or settlement agreement issued or imposed by, or entered into with, a Governmental Authority, whether or not having the force of law.

                  "PERSON" shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

                  "PROCEEDING" means any legal, administrative or arbitration action, suit, complaint, charge, hearing, inquiry, investigation or proceeding (including any partial or threatened proceedings).

                  "PURCHASER" has the meaning given to it in the caption to this Agreement and any Person succeeding to the rights of a Purchaser pursuant to the terms hereof.

                  "SEC"  means  the  United  States   Securities   and  Exchange
Commission.

                  "SECURITIES" means, with respect to any Person, such Person's "securities" as defined in Section 2(1) of the Securities Act and includes such Person's capital stock or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person's capital stock or other equity interests.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same may from time to time be in effect.

                  "SUBSIDIARY" shall mean, at any time, with respect to any Person (the "SUBJECT PERSON"), (i) any Person of which either (x) more than 50% of the shares of stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) or (y) more than a 50% interest in the profits or capital of such Person are at the time owned or controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person or by the Subject Person and one or more Subsidiaries of the Subject Person, or (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the Subject Person and are recorded on the books of the Subject Person for financial reporting purposes in accordance with GAAP.

                  "TAX" means any Taxes and the term "TAXES" means, with respect to any Person, (A) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such Person and (B) any Liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other Applicable Laws) of another Person or a member of an affiliated or combined group.

                  "TAX  AUTHORITY"  means the Internal  Revenue  Service and any
other  domestic  or  foreign   governmental   authority   responsible   for  the
administration of any Taxes.

                  "TAX RETURNS" means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

                  "TRANSACTIONS" shall have the meaning ascribed to such term in
SECTION 3.4.

1.2 RULES OF CONSTRUCTION. The term "THIS AGREEMENT" means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term "including" means "including, without limitation." The words "HEREIN," "HEREOF," "HEREUNDER" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 19, and one month following March 31 is May 1.

                                   ARTICLE II:

                      PURCHASE AND SALE of shares; CLOSINGS

2.1 AUTHORIZATION OF ISSUANCE OF COMMON SHARES. Subject to the terms and conditions hereof, the Company has authorized the issuance at the Initial Closing (as defined hereafter) of an aggregate of up to 210,000,000 shares (the "COMMON SHARES") of the Company's Common Stock for the aggregate purchase price of $2,100,000 or $0.01 per share (the "Purchase Price").

2.2 INITIAL SALE OF SECURITIES; INITIAL CLOSING. At the closing (the "Initial Closing"), to be held on November __, 2003 (the "Initial Closing Date") at the offices of Greenberg Traurig, LLP, 3290 Northside Parkway, N.W., Suite 400, Atlanta, Georgia 30327, the Company shall issue and sell to each Purchaser, and subject to the satisfaction or waiver of conditions set forth in Article V, each Purchaser shall severally purchase from the Company, that number of Common Shares set forth opposite its name on SCHEDULE I upon delivery of the Purchase Price. The parties acknowledge that $100,000 has been previously delivered to the Company, which shall be applied to and reduce the Purchase Price. Any Person acquiring Common Shares in accordance with this Section 2.3 shall be considered a "Purchaser" for purposes of this Agreement.

2.3 OPTION TO PURCHASE ADDITIONAL COMMON SHARES. After the Initial Closing, the Purchasers shall have the option to purchase up to 300,000,000 additional Common Shares at the purchase price of $0.01 per share pursuant to the following schedule: Purchasers may purchase (a) up to an additional 100,000,000 Common Shares for $1,000,000 within sixty (60) days of the Initial Closing Date; (b) up to an additional 100,000,000 Common Shares for $1,000,000 within ninety (90) days of the Initial Closing Date; and (c) 100,000,000 Common Shares for $1,000,000 within one hundred twenty (120) days of the Initial Closing Date (collectively the "Option Dates"). Prior to the each Option Date, the Company shall ensure the provisions in Articles VI have been met.

2.4 USE OF PROCEEDS. The Purchasers have previously deposited Two Million One Hundred Thousand Dollars ($2,100,000) with Escrow Agent and have previously authorized the Escrow Agent to disburse One Hundred Thousand Dollars ($100,000) to Company for the payment of salaries, rent utilities and other operating expenses of the Company and the costs and expenses associated with the issuance and sale of the Common Shares. The remaining Two Million Dollars ($2,000,000) shall be used by the Company for general working capital, payment of accounts payable and settlement of claims in litigation and for any other purpose that the Board of Directors believes is in the best interest of the Company.

2.5 BOARD OF DIRECTORS. Upon the Initial Closing, the current Directors of the Board shall resign, and shall be replaced by such persons as directed by the Purchasers prior to the Initial Closing.

                                  ARTICLE III:

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Purchasers that as of the date hereof:

3.1 DUE INCORPORATION AND GOOD STANDING. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Colorado with corporate power and authority to own, lease and operate its properties, to conduct its business as currently conducted and as proposed to be conducted and to enter into and perform its obligations under this Agreement and the other Documents to which it is a party. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required.

3.2      CAPITALIZATION.

         (a) As of the Closing Date, the authorized capital stock of the Company consists of 800,000,000 shares of Common Stock, no par value per share (the "COMMON STOCK") of which approximately 36,613,437 shares are currently issued and outstanding. Except as set forth above and or in the Company Public Filings, as of the date hereof, after giving effect to the transactions contemplated by this Agreement and the other Documents, there are no Equity Interests of the Company or any Subsidiary of the Company, or agreements obligating the Company or any Subsidiary of the Company to issue, transfer, grant or sell any Equity Interests in the Company or any Subsidiary of the Company, except as disclosed on Schedule 3.2(a) hereof..

         (b) The Company has complied in all material respects with all federal and state securities laws in connection with the issuance of all outstanding Equity Interests.

         (c) Except as disclosed in Company Public Filings, or as contemplated by the Documents, and Schedule 3.2(c) hereof, there are no preemptive rights, voting agreements, transfer restrictions (except those imposed by applicable federal and state securities laws) or registration rights affecting the Equity Interests in the Company.

3.3 SUBSIDIARIES. Each Subsidiary of the Company is duly incorporated and is in good standing in its respective state or jurisdiction of incorporation and has the corporate authority to own, lease or operate its properties and to conduct its business as currently conducted and as proposed to be conducted. Each Subsidiary of the Company is duly qualified to transact business and is in good standing as a foreign corporation in each state or jurisdiction in which such qualification is required, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.4 AUTHORITY. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Documents to which it is a party, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby (the "TRANSACTIONS"). The execution and delivery of this Agreement and the other Documents to which it is a party has been authorized by all necessary corporate action on the part of the Company and no other corporate proceedings or approvals are required on the part of the Company to authorize this Agreement or the other Documents to which it is a party or to consummate the Transactions.

The sale of the Common Shares is not and will not be subject to any preemptive rights or rights of first refusal. This Agreement and the other Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Purchasers, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.5 AUTHORIZATION OF COMMON SHARES. The issuance and sale of the Common Shares have been duly authorized and the Common Shares when issued to the Purchasers for the consideration set forth herein will be fully paid and non-assessable, with no personal liability attached to the ownership thereof, and free of restrictions on transfer other than under this Agreement, and applicable state and federal securities laws.

3.6 NO VIOLATION OR CONFLICT; NO DEFAULT.

         (a) Neither the nature of the business of the Company, the execution, delivery or performance of this Agreement or any of the other Documents by the Company, nor the compliance with its obligations hereunder or thereunder, nor the consummation of the Transactions, nor the issuance, sale or delivery of the Common Shares will:

                  (i) violate or conflict with any provision of the Fundamental Documents of the Company;

                  (ii) violate or conflict with any Applicable Laws, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

                  (iii) violate, be in conflict with, or constitute a breach or default (or any event which, with the passage of time or notice or both, would become a default) under, or permit the termination of, or require the consent of any Person under, result in the creation or imposition of any Lien upon any property of the Company under, result in the loss (by the Company) or modification in any manner adverse to the Company of any right or benefit under, or give to any other Person any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation under, any mortgage, indenture, note, debenture, agreement, lease, license, permit, franchise or other instrument or obligation, whether written or oral (collectively, "CONTRACTS") to which the Company is a party or by which their properties may be bound or affected except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) The Company is not in default (without giving effect to any grace or cure period or notice requirement) under any Contract, any of the Fundamental Documents or any applicable judgments or orders, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect, except as disclosed on Schedule 3.6(a).

         (c) The execution and delivery of this Agreement and the other Documents to which the Company is a party do not, and the performance of its obligations under this Agreement and the other Documents and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority pursuant to any Applicable Laws, except for (i) required filings under the federal securities laws or state "blue sky" laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or delay in any material respect consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement or the other Documents.

3.7 FINANCIAL STATEMENTS: NO MATERIAL ADVERSE CHANGE.

         (a) Except as set fort on SCHEDULE 3.7(A) hereto, the Company has materially complied with its Company Public Filings requirements, including the filings of Financial Statements through the quarter ended March 31, 2003. Attached hereto as SCHEDULE 3.7(A) are the unaudited Financial Statements of the Company for the fiscal year ended June 30, 2003. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

         (b) Except as set forth on SCHEDULE 3.7(A) hereto, or as reported by the Company in its Company Public Filings, there has not been (i) any material adverse change in the properties, business, prospects, operations, assets or condition (financial or otherwise) of the Company taken as a whole, (ii) any incurrence, satisfaction or discharge of any material Lien on any asset or property of the Company, (iii) any waiver or compromise of any valuable right of the Company, or the cancellation of any material debt or material claim held by the Company, (iv) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Company, or any agreement or commitment therefor,
(v) any mortgage, pledge, sale, assignment or transfer of any material tangible or intangible assets of the Company, except in the ordinary course of business,
(vi) any loan or guaranty by the Company to or for the benefit of any officer, director, employee, consultant or stockholder, or any member of their immediate families, or any agreement or commitment therefor, other than travel expense advances made by the Company to its officers, directors, employees, consultants or stockholders in the ordinary course of business, (vii) any material damage, destruction or loss (whether or not covered by insurance) affecting the assets of the Company, (viii) any increase, direct or indirect, in the compensation (including salary, bonus, insurance or pension benefits) paid or payable to or for the benefit of any officer, director, employee or consultant of the Company other than in the ordinary course of business, (ix) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject, (x) any sale, assignment or transfer of any material intangible or tangible assets, other than in the ordinary course of business,
(xi) any resignation or termination of employment of any officer or key employee of the Company; and the Company, is not aware of any impending resignation or termination of employment of any such officer or key employee, (xii) any change or amendment to any of the governing documents of the Company (including the Certificate of Incorporation and By-Laws of the Company), except as contemplated hereunder, or (xiii) any arrangement or commitment by the Company to do any of the things described in this SECTION 3.7(B).

         (c) Except as set forth on SCHEDULE 3.7(C), or as reported by the Company in its Company Public Filings, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except for liabilities, obligations or contingencies which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 3.7(C) or in its Company Public Filings, there has been no change in any significant accounting (including tax accounting) policies, practices or procedures of the Company. All financial statements concerning the Company that will hereafter be furnished by the Company to the Purchasers pursuant to this Agreement will be prepared in accordance with GAAP consistently applied (except as disclosed therein) (except for, in the case of the unaudited financial statements, the exclusion of footnotes and normal year end adjustments) and will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended.

3.8 OWNERSHIP OF PROPERTIES. Except as set forth on SCHEDULE 3.8, or as reported in its Company Public Filings, the Company possesses good, valid and marketable title to, and owns its property and assets free and clear of all Liens. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any Liens. Such properties, assets and leasehold interests are all of the assets that are necessary to conduct the business of the Company as presently conducted. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company to conduct its business are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.
3.9 PRIVATE OFFERING. Assuming the correctness of the representations and warranties set forth in SECTIONS 4.1 AND 4.2 hereof, the issuance, offer and sale of the Common Shares to the Purchasers hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act. In the case of each offer or sale of the Common Shares, no form of general solicitation or general advertising was used by the Company and its representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

3.10 NO BROKERS. Except as set forth on SCHEDULE 3.10, the Company has not engaged any broker, finder, commission agent or other such intermediary in connection with the sale of the Common Shares and the transactions contemplated by this Agreement and the other Documents, and the Company is under no obligation to pay any broker's or finder's fee or commission or similar payment in connection with such transactions.

3.11 LITIGATION.

         (a) Except as set forth on SCHEDULE 3.11 (which includes regarding the unresolved litigation with Citicorp) or as disclosed in Company Public Filings, there is no Proceeding, whether commenced, or to the knowledge of the Company, threatened against or affecting the Company, except for such Proceedings that would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect, and there is no Proceeding seeking to restrain, enjoin, prevent the consummation of or otherwise challenge this Agreement or any of the other Documents or the Transactions.

         (b) Except as set forth on SCHEDULE 3.11, or as disclosed in Company Public Filings, the Company is not subject to (i) any Claim, (ii) any Order or
(iii) any rule or regulation of any Governmental Authority that has had a Material Adverse Effect or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12  EMPLOYEES,  LABOR  RELATIONS,  LABOR  AGREEMENT.  Except  as set  forth on
SCHEDULE 3.12 or in the Company's Public Filings:

         (a) The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to current employees of the Company.

         (b) There are no (i) strikes, work stoppages or lockouts or (ii) material grievances or other material labor disputes pending or, as of the date of this Agreement and, to the knowledge of Seller, threatened against or involving the Company which, individually or in the aggregate, could result in a Material Adverse Effect.

3.13 TAXES. Except as otherwise disclosed in SCHEDULE 3.13, or as disclosed in the Company Public Filings:

         (a) The Company has timely filed or will timely file or cause to be timely filed, all Tax Returns (or extensions) required by Applicable Laws to be filed prior to or as of the Initial Closing Date or the Option Dates. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

         (b) The Company has paid, or where payment is not yet due, have established, or will establish or cause to be established on or before the Initial Closing Date, an adequate accrual for the payment of, all Taxes due with respect to any period ending prior to or as of the Initial Closing Date or the Option Dates.

         (c) To the Company's knowledge, no Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of the Company or its Subsidiaries that if raised with respect to any other period not so audited would reasonably be expected to result in a material proposed deficiency for any period not so audited. No deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against the Company or its Subsidiaries. There are no liens for Taxes upon the assets of the Company or its Subsidiaries, except liens for current Taxes not yet due.

         (d) The Company has not given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or has executed powers of attorney with respect to Tax matters, which will be outstanding as of the Initial Closing Date.

         (e) The Company is not a party to, or bound by, any tax sharing, cost sharing or similar agreement or policy relating to Taxes.

         (f) The Company has not entered into any agreement that would result in the disallowance of any tax deductions pursuant to SECTION 280G of the Code. No "consent" within the meaning of SECTION 341(F) of the Code has been filed with respect to the Company.

         (g) The Company has not made any elections pursuant to the CODE (other than elections that relate solely to methods of accounting, depreciation or amortization).

         (h) The Company has withheld or collected from each payment made to each of its employees, the amount of Taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax Authorities or authorized Tax depositaries.

3.14 ERISA. Except as set forth on SCHEDULE 3.14, or as disclosed in the Company Public Filings, neither the Company nor its Subsidiaries, or any other trade or business, whether or not incorporated that together with the Company or its Subsidiaries would be deemed a "single employer" (within the meaning of Section 4001 of ERISA (an "ERISA AFFILIATE") is a "party in interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (within the meaning of
Section 4975 of the Code), with respect to any profit-sharing, pension or retirement plan, program, arrangement or agreement, or any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or any "plan" (within the meaning of Section 4975 of the Code) (collectively, each such plan, program, arrangement or agreement an "EMPLOYEE BENEFIT PLAN").

3.15 INTELLECTUAL PROPERTY RIGHTS. Each of the Company and its Subsidiaries owns or possesses adequate licenses or other rights to use all intellectual property rights material to its business as currently conducted and as proposed to be conducted, and neither the Company nor any of its Subsidiaries has received any written notice of infringement of or conflict with asserted rights of others with respect to the use of such rights.

3.16 COMPLIANCE WITH LAWS. Each of the Company and its Subsidiaries has obtained and has maintained in good standing any licenses, permits, consents and authorizations required to be obtained by it under all Applicable Laws relating to its business, the absence of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and any such licenses, permits, consents and authorizations remain in full force and effect, except as to any of the foregoing the absence of which would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance, in all material respects, with all Applicable Laws and there is no pending or, to the Company's knowledge, threatened, Claim or Proceedings against either the Company or its Subsidiaries, other than any such Claim or Proceedings which, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.17 INSURANCE. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed and to satisfy its contractual obligations. The Company has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated.

3.18 AGREEMENTS. Except as set forth on SCHEDULE 3.18 hereto, or as reported in the Company Public Filings, the Company and its Subsidiaries are not a party to any written or oral (a) Contract with any labor union; (b) material Contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of normal operating requirements; (c) Contract for the employment of any officer, individual employee or other person on a full-time basis or any contract with any Person on a consulting basis providing for a payment to such officer, employee or other person in excess of $100,000 per year; (d) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a material Lien on any assets of the Company; (e) guaranty of any material obligation for borrowed money; (f) material lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party; (g) material lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company; (h) agreement or other commitment for capital expenditures in excess of $100,000; (i) Contract, agreement or commitment under which the Company is obligated to pay any broker's fees, finder's fees or any such similar fees, to any third party in connection with the Transactions; (j) contract with any present or former officer, director, stockholder or Affiliate of the Company or its Subsidiaries; or (k) any other Contract, agreement, arrangement or understanding, other than customer contracts, which is material to the business of the Company. All such Contracts constitute the valid and binding obligations of the Company and, to the knowledge of the Company, the other parties thereto, enforceable in accordance with their terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. For the purposes of this
SECTION 3.18, "material" shall mean any Contract involving more than $100,000.

3.19 SIGNIFICANT CUSTOMERS AND SUPPLIERS. Except as set forth in SCHEDULE 3.19 or in the Corporate Public Filings, no customer or supplier that was significant to the Company during the period from June 30, 2003 to the date hereof has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be.

3.20 FULL DISCLOSURE. Neither this Agreement, the Financial Statements referred to in Section 3.7 nor any Document or Exhibit hereto or any other document identified on SCHEDULE 3.21 hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The foregoing notwithstanding, with regard to any projections or forward looking statements contained in any of the Company Public Filings, no representation is being made that such projections or forward looking statements will occur, but only that when made, such projections or forward looking statements were believed to be reasonable by the Company, based upon all facts known or assumed by the Company when made.

3.21 OBLIGATIONS TO RELATED PARTIES. Except as set forth on SCHEDULE 3.21, or as reported in the Company Public Filings, (1) there are no obligations of the Company to officers, directors, stockholders or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees, (2) none of the officers, directors or stockholders of the Company or any members of their immediate families are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is Affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that officers, directors and/or stockholders of the Company may own stock in publicly traded companies which may compete with the Company, (3) no officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company or employment with the Company).

                                   ARTICLE IV:

                Representations and Warranties of the Purchasers

         Each Purchaser represents and warrants to the Company as to itself severally, and not jointly as to any other Purchaser, as of the date hereof, as follows:

4.1 PURCHASE FOR OWN ACCOUNT. Such Purchaser is purchasing the Common Shares to be purchased by it solely for its own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any current distribution thereof (within the meaning of the Securities
Act) that would cause the original purchase of the Common Shares to be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of such Common Shares pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.

4.2 ACCREDITED INVESTOR. Such Purchaser is knowledgeable, sophisticated and experienced in business and financial matters and in investing in privately held business enterprises; it has previously invested in securities similar to the Common Shares and it acknowledges that the Securities have not been registered under the Securities Act and understands that the Common Shares must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; it is able to bear the economic risk of its investment in the Common Shares and is presently able to afford the complete loss of such investment; and it is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

4.3 COMPANY INFORMATION. The Purchasers have been provided with the Company Public Information through the SEC EDGAR datable and have had an opportunity to ask questions and to obtain such additional information concerning the Company as the Purchasers deems necessary in connection with the Purchasers' acquisition of the Common Shares. The Purchasers acknowledge that information with respect to existing business and historical operating results of the Company and estimates and projections as to future operations involve significant subjective judgment and analysis, which may or may not be correct, and that the Company cannot, and does not, make any representation or warranty as to the accuracy of the information concerning the future results of the Company. The Purchasers understand the risks associated the purchase of the Common Shares and have read the section concerning RISK FACTORS contained in the Company's annual report on Form 10-KSB for the year ended September 30, 2002 (filed with the SEC on January 15, 2003).

4.4 AUTHORIZATION. Each Purchaser has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations under this Agreement, (ii) to perform all of its obligations under the Documents and (iii) to consummate the transactions contemplated hereby and thereby. This Agreement is a legally valid and binding obligation of each Purchaser enforceable against it in accordance with its terms, except for (a) the effect thereon of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (b) limitations imposed by Federal or state law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions thereof and upon the availability of injunctive relief or other equitable remedies.

4.5 NO BROKERS OR FINDERS. No Purchaser has engaged any broker, finder or other such intermediary, and no Purchaser has acted in such capacity, in connection with the sale of the Common Shares and the transactions contemplated by this Agreement and the other Documents, and no Purchaser is under any obligation to pay, and is not entitled to receive, any broker or finder fee or commission similar payment in connection with such transaction. The Purchasers will indemnify the Company for any finder's fee or commission for which it is responsible.

                                   ARTICLE V:

                                    COVENANTS

5.1 ACCESS TO INFORMATION. The Company agrees that, prior to the Initial Closing, Purchasers shall be entitled, through their officers, employees and/or representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the business and operations of the Company and such examination of the books, records and financial condition of the Company as they reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall cooperate fully therein.

5.2 CONDUCT OF THE BUSINESS PENDING THE CLOSING. Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchasers, prior to the Initial Closing, the Company shall not conduct its business in any manner which is not both in the ordinary course and consistent with past practice.

5.3 BEST EFFORTS. The Company and the Purchasers will cooperate and use their respective best efforts to fulfill the conditions precedent to the other party's obligations hereunder, including but not limited to securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby.

5.4 CORPORATE ACTIONS. Prior to the Initial Closing, the Board will not permit the Company, without the prior written consent of Purchasers, to:

         (a) increase or decrease the number of authorized shares of Common Stock or any other class of Equity Interests, including preferred stock;

         (b) create any new class of shares having a preference over or being on parity with the Common Stock;

         (c) enter into any agreement to merge or consolidate with another Person or sell all or substantially all of the assets of the Company;

         (d) cause a repurchase of Equity Interests or cause a dividend or distribution to be paid on any Equity Interest;

         (e) offer any shares of its capital stock for sale to any Person; or

         (f) amend or restate the Company's Articles of Incorporation or Bylaws.

                                   ARTICLE VI:

                              CONDITIONS TO CLOSING

6.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER. The obligation of each Purchaser to authorize the Escrow Agent to disburse the Purchase Price to the Company for the Common Shares to be purchased hereunder at the Initial Closing is subject to the satisfaction of the following conditions precedent (unless waived by such Purchaser). The Company shall use its best efforts to ensure that all conditions to the Initial Closing set forth in this SECTION 6.1 are satisfied on or prior to the Initial Closing Date, including executing and delivering all documents required to be delivered by the Company at the Initial Closing and taking any and all actions which may be necessary on its part to cause each other party to the Documents to so execute and deliver each Document.

         (a) ISSUANCE OF COMMON SHARES. The Company shall have duly issued and delivered to the Purchasers of Common Shares at the Initial Closing the certificate(s) for the number of Common Shares purchased by such Purchasers.

         (b) DEBT RESTRUCTURING AGREEMENT. The Company shall deliver an executed Debt Restructuring Agreement in the form of EXHIBIT "A" by William McCord and Charles Hakala.

         (c) OFFICER'S CERTIFICATE. The Company shall deliver a certificate in substantially the form of EXHIBIT "B", executed by an officer of the Company stating, among other things, that (a) the representations and warranties contained in ARTICLE III are true, correct and complete in all material respects on and as of the Initial Closing Date and (b) the Company has performed and complied in all material respects with all agreements and conditions contained in the Documents required to be performed or complied with by it prior to or at the Initial Closing.

         (d) ALL PROCEEDINGS TO BE SATISFACTORY. All corporate and other proceedings to be taken and all waivers, consents, approvals, qualifications and registrations required to be obtained or effected in connection with the execution, delivery and performance of this Agreement and the other Documents and the Transactions shall have been taken, obtained or effected (except for the filing of any notice subsequent to the Initial Closing that may be required under applicable Federal or state securities laws, which notice shall be filed on a timely basis following the Initial Closing as so required), and all documents incident thereto shall be reasonably satisfactory in form and substance to such Purchaser. Such Purchaser shall have received all such originals or certified or other copies of such documents as have been reasonably requested by them.

         (e) SUPPORTING DOCUMENTS. Such Purchaser shall have received copies of the following supporting documents (in form and substance satisfactory to such Purchaser):

                  (i) certificates of the Secretary of State of the State of Colorado, dated as of a recent date as to the due incorporation or organization and good standing of the Company and listing all documents of the Company on file with said Secretary;

                  (ii) a certificate of the Secretary or an Assistant Secretary of the Company in substantially the form of EXHIBIT "C", dated as of the Closing Date, and certifying: (i) that attached thereto is a true, correct and complete copy of each of the Certificate of Incorporation and By-Laws as in effect on the date of such certification (each of which shall be in form and substance satisfactory to such Purchaser);
         (ii) that attached thereto is a true, correct and complete copy of all Resolutions adopted by the Board of Directors (and any committees thereof) of the Company authorizing the execution, delivery and performance of the Documents and the issuance, sale, and delivery of the Common Shares, and that all such resolutions are still in full force and effect attached hereto as EXHIBIT "D"; (iii) that the Certificate of Incorporation has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i) above; and (iv) the incumbency and specimen signature of all officers of the Company executing the Documents, the stock certificates representing the Common Shares, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this Paragraph (c);

         (f) NO LITIGATION OR LEGISLATION. No legislation shall have been enacted after the date hereof and no Proceeding shall be pending which prohibits or seeks to prohibit, or materially restricts or delays the consummation of the transactions contemplated by the Documents or materially restricts or impairs the ability of the Purchasers to own Securities of the Company.

         (g) REGISTRATION RIGHTS AGREEMENT. The Company and the Purchasers shall have executed and delivered the Registration Rights Agreement, as attached as EXHIBIT "E".

         (h) APPROVAL AND ACCEPTANCE OF SCHEDULES. Purchaser shall have received, approved and accepted in writing the exceptions to the Representations and Warranties of the Company set forth in the Schedules prepared in accordance with Article III of this Agreement.

6.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY. The obligation of the Company to deliver the Common Shares to be purchased hereunder at the Initial Closing is subject to the satisfaction of the following conditions precedent (unless waived by the Company). The Purchasers shall use their best efforts to ensure that all conditions to the Initial Closing set forth in this SECTION 6.2 are satisfied on or prior to the Initial Closing Date, including executing and delivering all documents required to be delivered by the Purchasers at the Initial Closing and taking any and all actions which may be necessary on their part to cause each other party to the Documents to so execute and deliver each Document.

         (a) CLOSING CERTIFICATE. The Purchasers shall deliver a certificate in substantially the form of EXHIBIT "B", executed by an officer or other authorized Person of each of the Purchasers, among other things, that (a) the representations and warranties contained in ARTICLE IV are true, correct and complete in all material respects on and as of the Initial Closing Date and (b) the Purchasers have performed and complied in all material respects with all agreements and conditions contained in the Documents required to be performed or complied with by them prior to or at the Initial Closing.

         (b) NO LITIGATION OR LEGISLATION. No legislation shall have been enacted after the date hereof and no Proceeding shall be pending which prohibits or seeks to prohibit, or materially restricts or delays the consummation of the transactions contemplated by the Documents.

                                  ARTICLE VII:

                            DOCUMENTS TO BE DELIVERED

7.1 DOCUMENTS TO BE DELIVERED BY THE COMPANY. At the Closing, the Company shall deliver, or cause to be delivered, to the Purchasers the following:

         (a) a certificate (or certificates) representing all of the Common Shares;

         (b) the Debt Restructuring Agreement referred to in Section 6.1(b);

         (c) the certificate referred to in Section 6.1(c);

         (d) the supporting documents referred to in Section 6.1(e); and

         (e) the Registration Rights Agreement referred to in Section 6.1(g).

7.2 DOCUMENTS AND OTHER ITEMS TO BE DELIVERED BY PURCHASERS. At the Closing, Purchaser shall deliver to Seller the following:

         (a) payment of the Purchase Price as required by Section 2.2; and

         (b) the certificate referred to in Section 6.2.

                                  ARTICLE VIII:

            CONDITIONS PRIOR TO ADDITIONAL PURCHASE OF COMMON SHARES

         Prior to each of the Option Dates, the Company shall provide the Purchasers with evidence that the Company has complied with each of the following provisions:

8.1 SEC FILINGS. The Company shall provide Purchasers with satisfactory evidence that the Company has made all required filings pursuant to the Securities Exchange Act of 1934.

8.2 CONFIRMATION REGARDING PUBLIC TRADING OF STOCK. The Company shall provide Purchasers with confirmation that the Common Shares are listed for trading on the NASDAQ Bulletin Board.

8.3 WAREHOUSE LINE OF CREDIT. The Company shall provide purchasers with satisfactory evidence that the Warehouse Line of Credit with Residential Funding is not in default.

8.4 BUSINESS PLAN. The Company shall provide the Purchasers with evidence that the Company has effective licenses or other agreements in place with the entities stated in its Business Plan.

8.5 UNDISCLOSED  LIABILITIES.  The Company shall provide evidence that there are
(a) no undisclosed liabilities, liens, encumbrances or adverse claims in connection with the Company or its assets; and (b) no instances of unresolved litigation outside the normal course of business (other than with Citicorp) which would have a Material Adverse Effect on the Company or its assets.

8.6 PROVISION OF ACCURATE INFORMATION. The Company shall provide evidence that all federal and state tax returns have been filed and paid in a timely manner and confirmation that all information provided to Purchasers regarding the stock issuance and other corporate matters is accurate and complete.

8.7 COMMISSION AGREEMENTS. The Company shall provide Purchasers with copies of all commission agreements by and between the Company and any individual or entity.

8.8 FINANCIAL STATEMENTS. The Company shall provide Financial Statements, prepared in accordance with GAAP for the fiscal year ending June 30, 2003 and additional statements on a monthly and quarterly basis as requested by the Purchasers.

                                   ARTICLE IX:

                                  MISCELLANEOUS

9.1 FEES AND EXPENSES. Each of the company and the Purchaser(s) shall bear their own legal fees and other expenses with respect to the Initial Closing and the Transactions contemplated hereby, except that, upon successful completion of the matters required for any issuance of Common Shares, the Company shall pay out of the Purchase Price reasonable fees incurred by Greenberg Traurig, LLP, as counsel to the Company for preparation of the Documentation.

9.2 KEY MAN INSURANCE. At the request of the Purchasers, the Company will obtain Key Man insurance on any officer or other member of key management as directed by the Purchasers.

9.3 STOCK PURCHASE RIGHTS. [Right of First Refusal and Pre-emptive Rights]

9.4 FURTHER ASSURANCES. The Company shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of the Purchasers to carry out the provisions and purposes of the Agreement and the other Documents.

9.5 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the Company and the Purchasers and their respective successors, assigns, heirs and personal representatives.

9.6 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto as a final expression of their agreement and to be a complete and exclusive statement of their agreement and understanding in respect to the subject matter covered herein, and supersedes all prior and contemporaneous arrangements or understandings with respect to such subject matter.

9.7 NOTICES. All notices and other communications delivered hereunder (whether or not required to be delivered hereunder) shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered, (b) sent by facsimile, (c) sent by nationally recognized overnight courier guaranteeing next Business Day delivery or (d) sent by first class registered or certified mail, postage prepaid, return receipt requested, in each case addressed as follows:

                  if to the Company:

                           UCAP Incorporated
                           14001 E. Iliff Ave, Suite 701
                           Denver, CO 80014
                           Attention:  President

                  if to the Purchasers:

                           to the address specified on the signature page executed by each such Purchaser,

                           with a copy to:

                           Mr. Florian Homm
                           C'an Girasol
                           Cami de Sarria 63
                           07010 Establiments
                           Palma de Mallorca, Spain

                           with such additional copies as set forth on such signature page;

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received
(i) when delivered, if personally delivered, (ii) when sent, if sent by telecopy on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by telecopy), (iii) on the next Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iv) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

9.8 AMENDMENTS, MODIFICATIONS AND WAIVERS. The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by the Company and the Purchasers.

9.9 TIME IS OF THE ESSENCE: DELAYS OR OMISSIONS. Time is of the essence of this Agreement. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.10 NO THIRD PARTY RELIANCE. Anything contained herein to the contrary notwithstanding, the representations and warranties of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Purchasers to enter into this Agreement and the other Documents (and the Company acknowledges that the Purchasers have expressly relied thereon) and (b) are solely for the benefit of the Purchasers. Accordingly, no third party (including, without limitation, any holder of capital stock of the Company) or anyone acting on behalf of any thereof other than the Purchasers, and each of them, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Purchasers or the Company with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Agreement or otherwise.

9.11 ACKNOWLEDGEMENT BY PURCHASERS. Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

9.12 EXTENSION; WAIVER. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and any such waiver shall not operate or be construed as a waiver of any subsequent breach by the other party.

9.13 SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.14 INDEPENDENCE OF AGREEMENTS, COVENANTS, REPRESENTATIONS AND WARRANTIES. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. The exhibits and schedules attached hereto are hereby made part of this Agreement in all respects. Any disclosure made in any Schedule to this Agreement which should, based on the substance of such disclosure, be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule regardless of whether or not a specific reference is made thereto; provided, that the description of such item on a Schedule is such that the Purchaser could reasonably be expected to ascertain that such disclosure would relate to such other provision of this Agreement.

9.15 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

9.16 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. With respect to each Purchaser purchasing Common Shares the representations, warranties and agreements of such Purchasers and the Company in this Agreement shall survive the Closing.

                  (Signatures contained on the following page.)

         IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first above written.

                                    The Company:

                                    UCAP INCORPORATED

                                    By:  /s/ Dan E. Moudy
                                        ----------------------------------------
                                             Dan E. Moudy, President

                                    Purchasers:

                                    THE LOYR FOUNDATION

                                    By: /s/ A. Beat Kranz
                                       -----------------------------------------
                                    Name:   A. Beat Kranz
                                         ---------------------------------------
                                    Title:  Trustee
                                          --------------------------------------

                                    EUROPE CATALYST FUND

                                    By: /s/ Florian Homm
                                       -----------------------------------------
                                    Name:   Florian Homm
                                         ---------------------------------------
                                    Title:  Investment Manager
                                          --------------------------------------


                                    ABSOLUTE RETURN EUROPE FUND, LTD.

                                    By: /s/ Florian Homm
                                       -----------------------------------------
                                    Name:   Florian Homm
                                         ---------------------------------------
                                    Title:  Investment Manager
                                          --------------------------------------

                                   SCHEDULE I

                                   PURCHASERS



            PURCHASER                                           NUMBER OF SHARES
            ---------                                           ----------------
       The Loyr Foundation                                            ____

      Europe Catalyst Fund                                            ____

Absolute Return Europe Fund, Ltd.                                     ____

                                   EXHIBIT "A"

                          DEBT RESTRUCTURING AGREEMENT

                                   EXHIBIT "B"

                              OFFICER'S CERTIFICATE

                                   EXHIBIT "C"

                             SECRETARY'S CERTIFICATE

                                   EXHIBIT "D"

                      RESOLUTIONS OF THE BOARD OF DIRECTORS

                                   EXHIBIT "E"

                          REGISTRATION RIGHTS AGREEMENT